Exhibit 99.1

830 Winter Street, Waltham, MA 02451-1477	TEL: (781) 895-0600	FAX: (781) 895-0611

Contacts

For Investors: Carol Hausner Executive Director, Investor Relations and Corporate Communications ImmunoGen, Inc. (781) 895-0600 info@immunogen.com	For Media: Barbara Yates The Yates Network (781) 258-6153

DRAFT

ImmunoGen, Inc. Reports Third Quarter Fiscal Year 2012 Financial Results
and Provides Quarterly Update

•                  Trastuzumab emtansine (T-DM1) progress includes achievement of progression-free survival (PFS) endpoint in lead Phase III trial for HER2+ metastatic breast cancer. Data from this trial and the Phase II safety trial in (neo)adjuvant setting submitted to ASCO for presentation.

•                  Progress with wholly owned product candidates includes start of Phase II testing with IMGN901, initiation of Phase I evaluation of IMGN529, and advancement of IMGN853 to active IND stage.

WALTHAM, MA, April 27, 2012 — ImmunoGen, Inc. (Nasdaq: IMGN), a biotechnology company that develops targeted anticancer products using its antibody expertise and Targeted Antibody Payload (TAP) technology, today reported financial results for the three-month period ended March 31, 2012 — the third quarter of the Company’s 2012 fiscal year — and provided an update on ImmunoGen.

“The progress being made by us and our partners is accelerating,” commented Daniel Junius, President and CEO. “Roche has announced trastuzumab emtansine met the PFS endpoint in the lead Phase III trial, EMILIA. Sanofi has submitted SAR3419 data to ASCO for presentation and is evaluating it in multiple Phase II trials. And we have had visible progress with our lead wholly owned compounds, advancing IMGN901 into Phase II testing, IMGN529 into Phase I testing and IMGN853 to having an active IND.”

Mr. Junius continued, “At the upcoming ASCO meeting in June, we expect to see not only EMILA Phase III data and new SAR3419 Phase I data, but also data from the Phase II trial evaluating the safety of trastuzumab emtansine in the adjuvant/neoadjuvant setting. Looking beyond ASCO, we expect to begin clinical testing with our IMGN853 product candidate in mid-2012 and for Roche to apply for marketing approval of trastuzumab emtansine this year.”

Product Pipeline Progress — Key Updates

Lead compound, trastuzumab emtansine, which is in development by Roche under an agreement with ImmunoGen:

•                  For HER2+ metastatic breast cancer (mBC) — Roche reported that the PFS endpoint was met in the EMILIA Phase III trial and that it will apply in 2012 for marketing approval of trastuzumab emtansine in the US and Europe. EMILIA evaluates the compound for the treatment of patients with HER2+ mBC who previously had received trastuzumab (Herceptin®) and a taxane in any setting (adjuvant or metastatic).

•                  Roche reported that the study data were submitted to ASCO for presentation at the annual meeting in June.

•                  The MARIANNE and TH3RESA Phase III trials underway evaluate trastuzumab emtansine in additional HER2+ mBC patient populations.

•                  For HER2+ early breast cancer (eBC) — Roche reported that the data from the Phase II safety trial in the (neo)adjuvant setting also were submitted to ASCO for presentation.

•                  Roche has said that it intends to provide an update on its eBC plans in mid-2012.

Lead wholly owned ImmunoGen product candidates:

•                  IMGN901 — In March 2012, began Phase II testing for first-line treatment of small-cell lung cancer, used in combination with carboplatin and etoposide (C/E), in the NORTH trial.

•                  Phase I data for IMGN901 with C/E were submitted for presentation at a medical meeting taking place in 3Q 2012.

•                  Compound is also in clinical testing to treat multiple myeloma.

•                  IMGN529 — In April 2012, this CD37-targeting product candidate began Phase I testing for non-Hodgkin’s lymphoma.

•                  Two posters on IMGN529 were presented at the AACR annual meeting in April: one on its safety and activity in preclinical assessment and one on the CD37 expression diagnostic developed.

•                  IMGN853 — In April 2012, this potential treatment for folate receptor 1 (FOLR1)-expressing solid tumors advanced to having an active investigational new drug (IND) application.

•                  Phase I testing is expected to begin in mid-2012.

•                  A preclinical poster on IMGN853 also was presented at AACR.

Other partner compounds:

•                  SAR3419, which was created by ImmunoGen and licensed to Sanofi in a broader collaboration.

•                  Clinical data with the dose selected for Phase II testing have been submitted to ASCO for presentation.

•                  Three Phase II trials are underway with SAR3419.

•      Six other compounds are in clinical testing through ImmunoGen collaborations with Amgen, Bayer HealthCare, Biotest, and Sanofi.

Financial Results and Guidance

ImmunoGen reported a net loss of $18.7 million, or $0.24 per basic and diluted share, for the quarter ending March 31, 2012 (3Q FY2012), as compared to a net loss of $15.0 million, or $0.22 per basic and diluted share, for the same quarter of the last year (3Q FY2011).

Revenues were $3.3 million for 3Q FY2012, as compared to $5.2 million for the same period last year. Revenues in 3Q FY2012 include $1.3 million of research and development support fees and $1.0 million of license and milestone fees, compared to $2.2 million and $0.9 million respectively, for the same quarter last year. Revenues in 3Q FY2012 also include $0.9 million of clinical material reimbursement, compared to $2.2 million for 3Q FY2011. The differences in support fees and clinical material reimbursement from the prior year period are primarily due to the variable nature in the amount of research and releases of clinical batches done for partners on a quarter-by-quarter basis.

Operating expenses for 3Q FY2012 were $22.0 million, compared to $20.3 million in the same period last year. Operating expenses in 3Q FY2012 include research and development expenses of $16.9 million, compared to $15.8 million in 3Q FY2011. Increased personnel expenses — including increased stock compensation expense — in support of internal programs and increased clinical trial costs in the current quarter were partially offset — relative to the prior year period — by a net reduction in expenses associated with providing partners with clinical batches. Operating expenses also include general and administrative expenses of $5.0 million in 3Q FY2012, compared to $4.6 million in 3Q FY2011. This increase is primarily due to increased personnel expenses, particularly stock compensation expense.

ImmunoGen had approximately $175.3 million in cash and cash equivalents as of March 31, 2012, compared with $191.2 million as of June 30, 2011, and had no debt outstanding in either period. Cash used in operations was $18.1 million in the first nine months of FY2012, inclusive of the $20 million upfront payment from the collaboration established with Eli Lilly in December 2011. This compares with $5.9 million of cash provided by operations in the same period in FY2011, inclusive of the $45 million upfront payment from the collaboration established with Novartis in October 2010. Capital expenditures were $1.8 million and $1.5 million for the first nine months of FY2012 and FY2011, respectively.

ImmunoGen’s financial guidance remains unchanged from that issued in January 2012. ImmunoGen expects its net loss for its fiscal year ending June 30, 2012 to be between $78 million and $82 million. Net cash used in operations is expected to be between $40 million and $45 million and cash and marketable securities at its fiscal year end of June 30, 2012 are expected to total between $145 million and $150 million.

“In addition to our visible progress with IMGN901, IMGN529 and IMGN853, we also continue to invest in earlier-stage product candidates and in our technology,” commented Gregory Perry, Executive Vice President and CFO. “We believe this investment has the potential to generate the greatest returns for our shareholders.”

Conference Call Information

ImmunoGen is holding a conference call today at 8:00 am ET to discuss the quarterly results. To access the live call by phone, dial 913-312-1388. Passcode is 5631072. The call also may be accessed through the Investor Information section of the Company’s website, www.immunogen.com. Following the live webcast, a replay of the call will be available at the same location through May 4, 2012.

About ImmunoGen, Inc.

ImmunoGen, Inc. develops targeted anticancer therapeutics using the Company’s expertise in tumor biology, monoclonal antibodies, potent cancer-cell killing agents and engineered linkers. The Company’s TAP technology uses monoclonal antibodies to deliver one of ImmunoGen’s proprietary cancer-killing agents specifically to tumor cells. There are now numerous TAP compounds in clinical development with a wealth of clinical data reported. ImmunoGen’s collaborative partners include Amgen, Bayer HealthCare, Biotest, Lilly, Novartis, Roche, and Sanofi. The most advanced compound using ImmunoGen’s TAP technology, trastuzumab emtansine, is in Phase III testing through the Company’s collaboration with Genentech, a member of the Roche Group. More information about ImmunoGen can be found at www.immunogen.com.

Herceptin® is a registered trademark of Genentech.

This press release includes forward-looking statements based on management’s current expectations. These statements include, but are not limited to, ImmunoGen’s expectations related to: the Company’s net loss, cash used in operations and capital expenditures in its 2012 fiscal year; its cash and marketable securities as of June 30, 2012; the occurrence, timing and outcome of potential pre-clinical, clinical and regulatory events related to the Company’s and its collaboration partners’ product programs; and the presentation of preclinical and clinical data on the Company’s and collaboration partners’ product candidates. For these statements, ImmunoGen claims the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Various factors could cause ImmunoGen’s actual results to differ materially from those discussed or implied in the forward-looking statements, and you are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this release. Factors that could cause future results to differ materially from such expectations include, but are not limited to: the timing and outcome of ImmunoGen’s and the Company’s collaboration partners’ research and clinical development processes; the difficulties inherent in the development of novel pharmaceuticals, including uncertainties as to the timing, expense and results of preclinical studies, clinical trials and regulatory processes; ImmunoGen’s ability to financially support its product programs; ImmunoGen’s dependence on collaborative partners; industry merger and acquisition activity; and other factors more fully described in ImmunoGen’s Annual Report on Form 10-K for the fiscal year ended June 30, 2011 and other reports filed with the Securities and Exchange Commission.

-Financials Follow-

SELECTED FINANCIAL INFORMATION

(in thousands, except per share amounts)

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	March 31,	June 30,
	2012	2011
ASSETS

Cash and cash equivalents	$175,260	$191,206
Other assets	21,068	26,435

Total assets	$196,328	$217,641

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities	$14,798	$14,566
Long-term portion of deferred revenue and other long-term liabilities	80,600	63,106
Shareholders’ equity	100,930	139,969

Total liabilities and shareholders’ equity	$196,328	$217,641

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2012	2011	2012	2011

Revenues:
Research and development support	$1,320	$2,190	$3,333	$5,690
License and milestone fees	999	858	8,211	3,534
Clinical materials reimbursement	933	2,163	1,861	3,576

Total revenues	3,252	5,211	13,405	12,800

Expenses:
Research and development	16,933	15,763	49,653	45,192
General and administrative	5,021	4,550	14,696	11,602

Total operating expenses	21,954	20,313	64,349	56,794

Loss from operations	(18,702)	(15,102)	(50,944)	(43,994)

Other income, net	33	99	39	1,870

Net loss	$(18,669)	$(15,003)	$(50,905)	$(42,124)

Net loss per common share, basic and diluted	$(0.24)	$(0.22)	$(0.66)	$(0.62)

Weighted average common shares outstanding, basic and diluted	76,961	68,067	76,615	67,996